FCPT Announces Fourth Quarter and Full Year 2018 Financial and Operating Results
MILL VALLEY, CA – February 13, 2019 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three months and year ended December 31, 2018.
A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release, has been posted to the investor relations section of the Company’s website at http://investors.fcpt.com/.

Management Comments

“During the fourth quarter, our existing portfolio continued to perform well, and we closed on twenty additional restaurant properties for a combined purchase price of $50.6 million. Many of these acquisitions were the result of our outparcel strategy or were repeat transactions with existing tenants,” said Bill Lenehan, Chief Executive Officer. “As importantly, we raised $19 million of equity and $100 million of long-term fixed rate debt in the quarter which puts us in a strong position to support future growth with over $90 million of cash on hand while maintaining a prudent balance sheet.”

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

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Rental revenue for the fourth quarter increased 14.5% over the prior year to $33.2 million. Rental revenue consisted of $30.7 million in cash rents and $2.4 million of straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $21.2 million for the fourth quarter, or $0.31 per diluted share, including a $4.4 million gain on the sale of an Olive Garden property. These results compare to net income attributable to common shareholders of $18.4 million in the prior year, or $0.30 per diluted share, including a $3.2 million gain on the sale of a property.

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Net income attributable to common shareholders was $82.4 million for the year ended December 31, 2018, or $1.28 per diluted share, which includes $15.3 million of gain on the sale of properties. These results compare to net income attributable to common shareholders of $71.4 million for the prior year, or $1.18 per diluted share, which includes $10.5 million of gain on the sale of properties.

Funds from Operations (FFO)

•	NAREIT-defined FFO per diluted share for the fourth quarter increased 5.9% to $0.36, as compared to $0.34 in the prior year.

•	NAREIT-defined FFO per diluted share for the year ended December 31, 2018 increased 3.7% to $1.41, as compared to $1.36 in the prior year.

Adjusted Funds from Operations (AFFO)

•	AFFO per diluted share for the fourth quarter increased 3.0% to $0.34, as compared to $0.33 in the prior year.

•	AFFO per diluted share for the year ended December 31, 2018 increased 5.4% to $1.36, as compared to $1.29 in the prior year.

General and Administrative (G&A) Expense

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G&A expense for the fourth quarter was $3.6 million, which included $0.9 million of non-cash stock-based compensation. These results compare to G&A expense for the same quarter in the prior year of $3.0 million, which included $0.8 million of non-cash stock-based compensation.

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Cash G&A expense (after excluding non-cash stock-based compensation) for the year ended December 31, 2018 was $9.7 million, representing 8.5% of cash rental income for the year. This result compares favorably to the prior year, when cash G&A expense was 9.2% of cash rental income, and demonstrates our ability to meaningfully grow the portfolio while maintaining our corporate overhead level.

Dividends

•	FCPT declared a dividend of $0.2875 per common share for the fourth quarter of 2018, which represented a 4.5% increase from the prior quarter.

Portfolio Activities

Acquisitions

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During the fourth quarter of 2018, FCPT acquired 20 restaurant properties for a combined purchase price of $50.6 million at an initial weighted average cash yield of 6.8% and a weighted average lease term of 15.2 years.

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For the year ended December 31, 2018, FCPT acquired 97 restaurant properties for a combined purchase price of $263.4 million at an initial weighted average cash yield of 6.5% and a weighted average lease term of 13.7 years.

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During the fourth quarter, FCPT sold an Olive Garden property for a gross sales price of $5.5 million. The sale represents a 4.8% cash capitalization rate, exclusive of transaction costs, and resulted in $4.4 million of gain.

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For the year ended December 31, 2018, FCPT sold two properties for a combined gross sales price of $21.7 million. The sales price represents a 5.0% weighted average cash capitalization rate, exclusive of transaction costs, and resulted in $15.3 million of gain.

Liquidity and Capital Markets

Capital Raising

•	During the fourth quarter of 2018, FCPT raised $18.8 million in gross proceeds at a weighted average share price of $27.03 via its At-The-Market (ATM) stock program.

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On December 20, 2018, FCPT issued $100 million of senior unsecured fixed rate notes consisting of $50 million of eight-year notes at a fixed interest rate of 4.63%, and $50 million of ten-year notes at a fixed interest rate of 4.73%.

Cash

•	At December 31, 2018, FCPT had $92.0 million of available cash and cash equivalents.

Credit Facility and Unsecured Note

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At December 31, 2018, FCPT had $625 million of outstanding debt, consisting of $400 million of term loans and $225 million of senior unsecured fixed rate notes. At quarter end, FCPT was undrawn on its $250 million revolving credit facility.

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On December 13, 2018, FCPT amended its Amended and Restated Revolving Credit and Term Loan Agreement to extend and stagger the maturity date on $250 million of the $400 million term loan. After the amendment, $150 million of the term loan facility was not extended and will mature on November 9, 2022, $150 million was extended and will mature on November 9, 2023, and $100 million was extended and will mature on March 9, 2024. The interest rate was also reduced by ten basis points on the two extended term loan tranches from the interest rate charged prior to the amendment. The revolving credit facility portion remained unchanged.

Real Estate Portfolio

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As of December 31, 2018, the Company’s rental portfolio consisted of 610 restaurant properties located in 45 states. The properties are 99.9% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 12.2 years and an estimated portfolio weighted average EBITDAR to Lease Rent coverage of 4.6x.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, February 14, 2019 at 11:00 am Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Internet: Go to http://services.choruscall.com/links/fcpt190214.html at least 15 minutes prior to start time of the call, in order to register and to download any necessary audio software. Please note for those that register, the dial-in number will be provided upon registration.
Phone: 1-888-346-5243 (domestic) / 1-412-317-5120 (international). Participants not pre-registered must ask to be joined into the Four Corners Property Trust call.
Replay: Available through May 14, 2019 by dialing 1-877-344-7529 (domestic) / 1-412-317-
0088 (international), Replay Access Code 10128214.

About FCPT

FCPT is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and related food services industry.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance; and expectations regarding the making of distributions and the payment of dividends. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.
Supplemental Materials and Website:

Supplemental materials on the Fourth Quarter 2018 operating results and other information on the Company are available on the investors relations section of FCPT’s website at www.investors.fcpt.com.

FCPT
Bill Lenehan, 415-965-8031
CEO
Gerry Morgan, 415-965-8032
CFO

Four Corners Property Trust
Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)			
	Three Months Ended December 31,		Twelve Months Ended Decemb	
	2018	2017	2018	2017
Revenues:				
Rental revenue	$ 33,156	$ 29,011	$ 123,665	$ 113,937
Restaurant revenue	4,879	4,827	19,970	19,272
Total revenues	38,035	33,838	143,635	133,209
Expenses:				
General and administrative	3,590	3,044	13,639	12,259
Depreciation and amortization	7,571	5,557	23,884	21,811
Restaurant expenses	4,645	4,829	19,014	18,652
Interest expense	5,293	5,403	19,959	19,469
Total expenses	21,099	18,833	76,496	72,191
Other income, net	77	113	781	324
Realized gain on sale, net	4,392	3,198	15,271	10,532
Income before income tax	21,405	18,316	83,191	71,874
Income tax (expense) benefit	(74)	157	(262)	18
Net income	21,331	18,473	82,929	71,892
Net income attributable to noncontrolling interest	(129)	(123)	(531)	(498)
Net Income Attributable to Common Shareholders	$ 21,202	$ 18,350	$ 82,398	$ 71,394
Basic net income per share	$ 0.31	$ 0.30	$ 1.29	$ 1.18
Diluted net income per share	$ 0.31	$ 0.30	$ 1.28	$ 1.18
Regular dividends declared per share	$ 0.2875	$ 0.2750	$ 1.1125	$ 1.0025
Weighted-average shares outstanding				
Basic	67,712,311	61,130,319	64,041,255	60,627,423
Diluted	68,113,011	61,233,277	64,388,929	60,695,834

Four Corners Property Trust
Consolidated Balance Sheets
(In thousands, except share data)

Four Corners Property Trust
FFO and AFFO
(Unaudited)
(In thousands, except share and per share data)

Three Months Ended December 31,		Twelve Months Ended Decem	
	2018	2017	2018	2017
Funds from operations (FFO):				
Net income	$ 21,331	$ 18,473	$ 82,929	$ 71,892
Depreciation and amortization	6,022	5,316	22,287	21,547
Realized gain on sales of real estate	(4,392)	(3,198)	(15,271)	(10,532)
Provision for impairment	1,530	228	1,530	228
Realized gain on exchange of real estate [1]	-	-	(228)	-
FFO (as defined by NAREIT)	$ 24,491	$ 20,819	$ 91,247	$ 83,135
Straight-line rent	(2,431)	(2,252)	(9,288)	(9,536)
Non-cash stock-based compensation	930	756	3,967	2,676
Non-cash amortization of deferred financing costs	466	879	1,834	2,144
Other non-cash interest expense	2	40	29	145
Non-real estate investment depreciation	19	13	67	36
Amortization of above and below market leases, net	18	-	64	-
Adjusted Funds from Operations (AFFO)	$ 23,495	$ 20,255	$ 87,920	$ 78,600
Fully diluted shares outstanding [2]	68,522,331	61,642,597	64,798,250	61,014,256
FFO per diluted share	$ 0.36	$ 0.34	$ 1.41	$ 1.36
AFFO per diluted share	$ 0.34	$ 0.33	$ 1.36	$ 1.29

(1) Non-cash gain recognized for GAAP purposes on the transfer of nonfinancial assets related to an excess land parcel exch

(2) Assumes the issuance of common shares for OP units held by non-controlling interest.